Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

BARRIER THERAPEUTICS, INC.

at

$4.15 Net Per Share

by

BENGAL ACQUISITION INC.,

a wholly-owned subsidiary of

STIEFEL LABORATORIES, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, AUGUST 4, 2008, UNLESS THE OFFER IS EXTENDED.

July 8, 2008

To Our Clients:

Enclosed for your information is an Offer to Purchase, dated July 8, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), relating to the offer by Bengal Acquisition Inc., a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Stiefel Laboratories, Inc., a Delaware corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (“Shares”), of Barrier Therapeutics, Inc., a Delaware corporation (“Barrier”), at a price of $4.15 per Share (the “Offer Price”), net to the seller in cash, without interest thereon, subject to reduction for (i) any dividends or other distributions declared thereon between June 23, 2008 and such time as the initial acceptance for payment by Purchaser of any validly tendered and not properly withdrawn Shares pursuant to the Offer (the “Acceptance Time”) and (ii) any applicable federal back-up withholding or other taxes payable by such seller, if any, upon the terms and subject to the conditions set forth in this Offer. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Also enclosed is Barrier’s Solicitation/Recommendation Statement on Schedule 14D-9.

The purpose of the Offer is for Parent, through the Purchaser, to acquire control of, and the entire equity interest in, Barrier. If the Offer is consummated, and certain conditions are satisfied or waived, Purchaser will be merged with and into Barrier and Barrier will be the surviving corporation and will become a wholly-owned subsidiary of Parent.

We (or our nominees) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1. The offer price is $4.15 per Share, net to the seller in cash, without interest thereon, subject to reduction for (i) any dividends or other distributions declared thereon between June 23, 2008 and the Acceptance Time and

(ii) any applicable federal back-up withholding or other taxes payable by such seller, if any, upon the terms and subject to the conditions set forth in this Offer.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 23, 2008, by and among Barrier, Parent and Purchaser (the “Merger Agreement”), and pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be consummated. At the effective time of the Merger (the “Effective Time”) each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Purchaser (including Shares received in the Offer) or Barrier (as treasury stock or otherwise) or any of their respective directly or indirectly wholly-owned subsidiaries (other than Shares held in a fiduciary capacity on behalf of the third parties) and (ii) each Share outstanding immediately prior to the Effective Time that is held by a stockholder who (a) has not voted in favor of the adoption of the Merger Agreement or the Merger or otherwise consented in writing thereto; (b) has submitted a timely demand for appraisal; (c) continues to hold their Shares through the Effective Time; (d) otherwise complies with the applicable statutory procedures to be entitled to demand appraisal rights under Delaware law; and (e) has properly demanded appraisal rights with respect to the Merger and have not otherwise withdrawn or lost their rights to demand appraisal rights under Section 262 of the Delaware General Corporation Law (the “Dissenting Shares”)) will, by virtue of the Merger and without action by the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon, subject to reduction for (x) any dividends or other distributions declared thereon between June 23, 2008 and the Effective Time and (y) any applicable federal back-up withholding or other taxes payable by such holder, if any, upon surrender of the certificate formerly representing such Share. The Merger Agreement and the rights of holders of Dissenting Shares are more fully described in the Offer to Purchase.

4. The board of directors of Barrier duly (i) determined that it is in the best interests of Barrier and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement, including the Offer, the Merger and the Top-Up Option (as defined in the Offer to Purchase) and the issuance of Shares upon the exercise of the Top-Up Option and the other transactions contemplated thereby, and (iii) resolved to recommend that the stockholders of Barrier accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by law to consummate the Merger, vote their Shares in favor of the adoption and approval of the Merger Agreement.

5. The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which represents at least a majority of the total number of all outstanding securities entitled generally to vote in the election of directors of Barrier on a fully diluted basis, after giving effect to the exercise or conversion of all vested options, rights and securities exercisable or convertible into such voting securities (the “Minimum Tender Condition”) and (b) the waiting period applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated. The Offer is also subject to certain other conditions. See “The Offer — Section 13. Conditions of the Offer” of the Offer to Purchase.

Parent and Purchaser expressly reserve the right from time to time, subject to certain conditions, to waive any of the conditions to the Offer or increase the Offer Price, or to make any other changes in the terms and conditions of the Offer. Pursuant to the Merger Agreement, without the prior written consent of Barrier, neither Purchaser nor Parent will (i) decrease the Offer Price or change the form of consideration payable in the Offer; (ii) decrease the number of Shares sought to be purchased in the Offer; (iii) amend or waive satisfaction of the Minimum Tender Condition; (iv) impose conditions to the Offer in addition to the conditions to the Offer set forth in the Merger Agreement; (v) add to, amend or modify the conditions to the Offer set forth in the Merger Agreement in any manner that is adverse to the holders of the Shares; or (vi) undertake any extension of the Offer not specifically provided for or contemplated in the Merger Agreement.

6. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on August 4, 2008, or any later time to which, subject to the terms of the Merger Agreement, the period of time during which the Offer is open is extended. The term “Expiration Date” means 12:00 midnight, New York City time, on August 4, 2008, or any later time to which, subject to the terms of the Merger Agreement, the period of time during which the Offer is open is extended, in which event the term “Expiration Date” means the latest time and date at which the Offer, so extended, expires.

7. Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 9 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth on the reverse side of this letter. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the Expiration Date.

Payment for Shares will in all cases be made only after such Shares are tendered and accepted by Purchaser for payment pursuant to the Offer and the timely receipt by American Stock Transfer & Trust Company (the “Depositary”) of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase (ii) a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when share certificates are actually received by the Depositary or book-entry confirmations with respect to Shares are actually received by DTC and when the Letter of Transmittal and other required materials, properly executed and completed, as applicable, are received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

The Offer is being made solely by the Offer to Purchase and related Letter of Transmittal, and is being made to all holders of Shares. Purchaser is not aware of any other state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
BARRIER THERAPEUTICS, INC.
at
$4.15 Net Per Share
by
Bengal Acquisition Inc.,
a wholly-owned subsidiary of
Stiefel Laboratories, Inc.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated July 8, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (“Letter of Transmittal”) relating to the shares of common stock, par value $0.0001 per share (the “Shares”), of Barrier Therapeutics, Inc. This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

Number of Shares Tendered:  .**

SIGN HERE
Signature(s):

Please type or print Name(s):

Tax Identification Number(s) or Social Security Number(s):

Address(es):

Area Code and Telephone No(s):

Dated:

 , 2008

** Unless otherwise indicated, it will be assumed that all of your Shares are to be tendered.

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